UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 3 TO
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PHOENIX TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2685985
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates:                                          (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Share Purchase Rights

Phoenix Technologies Ltd. (the “Company”) hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 28, 1999, as amended on October 9, 2007 and October 21, 2009, relating to the Preferred Share Rights Agreement, dated as of October 27, 1999, as amended and restated on October 5, 2007 and October 21, 2009 (as amended and restated, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as the successor of BankBoston N.A. (the “Rights Agent”).
Item 1. Description of Securities to be Registered.
     On August 17, 2010, the Company and the Rights Agent entered into a First Amendment (the “Rights Amendment”) to the Rights Agreement. Pursuant to the Rights Amendment, the Rights Agreement has been amended to provide that neither the execution and delivery of the Agreement and Plan of Merger, dated as of August 17, 2010 (the “Merger Agreement”), by and among the Company, Pharaoh Acquisition Corp. (“Parent”), Pharaoh Merger Sub Corp. (“Merger Subsidiary”), and, solely for purposes of providing a guarantee of the obligations of Parent and Merger Subsidiary, Marlin Equity II, L.P. and Marlin Equity III, L.P., (the “Merger Agreement”), or the Voting Agreement, dated as of August 17, 2010, by and between Parent and Ramius, LLC, nor the completion of the Merger (as defined in the Merger Agreement) or the transactions contemplated by the Merger Agreement, will be deemed to result in the occurrence of a “Distribution Date” (as defined in the Rights Agreement) or the classification of Parent, Merger Subsidiary or any of their respective affiliates as an “Acquiring Person” (as defined in the Rights Agreement).
     The above description does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of, the Rights Amendment, which has been filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on August 18, 2010 and is incorporated herein by reference.
Item 2. Exhibits.
4.1	First Amendment to Amended and Restated Preferred Share Rights Agreement, dated as of August 17, 2010, by and between Phoenix Technologies Ltd. and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 18, 2010)

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 8, 2010	PHOENIX TECHNOLOGIES LTD.
	By:	/s/ Timothy C. Chu
Timothy C. Chu
Vice President, General Counsel and Secretary

EXHIBIT LIST
4.1	First Amendment to Amended and Restated Preferred Share Rights Agreement, dated as of August 17, 2010, by and between Phoenix Technologies Ltd. and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 18, 2010)